                                                                 EXHIBIT (99)(B)
                            FIRST UNION CORPORATION
                        PRO FORMA FINANCIAL INFORMATION
                 PRO FORMA COMBINED CONDENSED INCOME STATEMENTS
                                  (UNAUDITED)
     The following unaudited pro forma combined condensed statements of income present the combined statements of income assuming the companies had been combined for each period presented on a purchase accounting basis (effective as of January 1, 1994).

                                                                             FIRST UNION     PURCHASE      PRO FORMA    PRO FORMA
(IN THOUSANDS EXCEPT PER SHARE DATA)                                         CORPORATION   ACQUISITIONS   ADJUSTMENTS   COMBINED
THREE MONTHS ENDED MARCH 31, 1995
Interest income............................................................  $1,447,892       188,762        (27,220)   1,609,434
Interest expense...........................................................     668,209       120,251             --     788,460
Net interest income........................................................     779,683        68,511        (27,220)    820,974
Provision for loan losses..................................................      32,500         3,116             --      35,616
Net interest income after provision for loan losses........................     747,183        65,395        (27,220)    785,358
Securities available for sale transactions.................................       3,635           239             --       3,874
Investment security transactions...........................................         217            --             --         217
Noninterest income.........................................................     301,539        19,766             --     321,305
Noninterest expense........................................................     684,702        57,084         11,442     753,228
Income before income taxes.................................................     367,872        28,316        (38,662)    357,526
Income taxes...............................................................     130,963        13,304        (12,251)    132,016
Net income.................................................................     236,909        15,012        (26,411)    225,510
Dividends on preferred stock...............................................       7,029            --             --       7,029
Net income applicable to common stockholders...............................  $  229,880        15,012        (26,411)    218,481
Pro forma per common share data
  Net income available to common stockholders..............................  $     1.32                                     1.25
  Average common shares (in thousands).....................................     173,929                                  175,159

                                                                             FIRST UNION     PURCHASE      PRO FORMA    PRO FORMA
(IN THOUSANDS EXCEPT PER SHARE DATA)                                         CORPORATION   ACQUISITIONS   ADJUSTMENTS   COMBINED
YEAR ENDED DECEMBER 31, 1994
Interest income............................................................  $5,094,661       726,224        (81,501)   5,739,384
Interest expense...........................................................   2,060,946       424,282             --    2,485,228
Net interest income........................................................   3,033,715       301,942        (81,501)   3,254,156
Provision for loan losses..................................................     100,000         1,008             --     101,008
Net interest income after provision for loan losses........................   2,933,715       300,934        (81,501)   3,153,148
Securities available for sale transactions.................................     (11,507 )       2,315             --      (9,192 )
Investment security transactions...........................................       4,006            --             --       4,006
Noninterest income.........................................................   1,166,470        50,754             --    1,217,224
Noninterest expense........................................................   2,677,228       246,965         55,763    2,979,956
Income before income taxes.................................................   1,415,456       107,038       (137,264)   1,385,230
Income taxes...............................................................     490,076        33,855        (40,093)    483,838
Net income.................................................................     925,380        73,183        (97,171)    901,392
Dividends on preferred stock...............................................      25,353            --             --      25,353
Net income applicable to common stockholders before redemption premium.....     900,027        73,183        (97,171)    876,039
Redemption premium on preferred stock......................................      41,355            --             --      41,355
Net income applicable to common stockholders after redemption premium......  $  858,672        73,183        (97,171)    834,684
Pro forma per common share data
  Net income available to common stockholders before redemption premium....  $     5.22                                     4.89
  Net income available to common stockholders after redemption premium.....  $     4.98                                     4.66
  Average common shares (in thousands).....................................     172,543                                  179,044

See accompanying notes to pro forma financial information.

                            FIRST UNION CORPORATION
                        PRO FORMA FINANCIAL INFORMATION
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 1995
                                  (UNAUDITED)

                                                                  FIRST UNION      PURCHASE       PRO FORMA     PRO FORMA
(IN THOUSANDS)                                                    CORPORATION    ACQUISITIONS    ADJUSTMENT      COMBINED
ASSETS
Cash and due from banks........................................   $ 3,157,119         119,482    (1,713,279 )    1,563,322
Interest-bearing balances......................................       722,062          29,504            --        751,566
Federal funds sold and securities purchased under resale
  agreements...................................................     1,488,462          34,607            --      1,523,069
  Total cash and cash equivalents..............................     5,367,643         183,593    (1,713,279 )    3,837,957
Trading account assets.........................................     1,453,038              --            --      1,453,038
Securities available for sale..................................     7,298,853         499,310            --      7,798,163
Investment securities..........................................     3,634,798       2,312,908       (62,800 )    5,884,906
Loans, net of unearned income..................................    55,767,718       7,667,537          (857 )   63,434,398
  Allowance for loan losses....................................      (968,828)        (61,996)           --     (1,030,824)
  Loans, net...................................................    54,798,890       7,605,541          (857 )   62,403,574
Premises and equipment.........................................     1,771,052         102,940       (24,152 )    1,849,840
Due from customers on acceptances..............................       302,248              --            --        302,248
Mortgage servicing rights......................................        80,266          11,067        16,862        108,195
Credit card premium............................................        54,703              --            --         54,703
Other intangible assets........................................     1,172,106          80,098     1,213,420      2,465,624
Other assets...................................................     1,921,011         212,176       (16,570 )    2,116,617
  Total assets.................................................   $77,854,608      11,007,633      (587,376 )   88,274,865
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing..........................................    10,412,883         340,274            --     10,753,157
  Interest-bearing.............................................    46,390,022       7,062,260            --     53,452,282
     Total deposits............................................    56,802,905       7,402,534            --     64,205,439
Short-term borrowings..........................................     9,581,076       1,493,933            --     11,075,009
Bank acceptances outstanding...................................       302,248              --            --        302,248
Other liabilities..............................................     1,876,219         166,144        16,793      2,059,156
Long-term debt.................................................     3,801,426       1,060,322            --      4,861,748
     Total liabilities.........................................    72,363,874      10,122,933        16,793     82,503,600
STOCKHOLDERS' EQUITY
Preferred stock................................................            --           5,500        (5,500 )           --
Common stock...................................................       573,564          52,504       (29,639 )      596,429
Paid-in capital................................................     1,272,386         612,112      (354,446 )    1,530,052
Retained earnings..............................................     3,741,801         271,224      (271,224 )    3,741,801
Less: Treasury stock...........................................            --         (50,235)       50,235             --
Unrealized loss on debt and equity securities..................       (97,017)         (6,405)        6,405        (97,017)
     Total stockholders' equity................................     5,490,734         884,700      (604,169 )    5,771,265
     Total liabilities and stockholders' equity................   $77,854,608      11,007,633      (587,376 )   88,274,865

See accompanying notes to pro forma financial information.

                    NOTES TO PRO FORMA FINANCIAL INFORMATION
     (1) The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the acquisitions indicated in Note (2) been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.
     (2) During 1994, First Union Corporation (the "Corporation") entered into various transactions which included (i) the pooling of interests acquisitions of American Bancshares, Inc., Lieber & Company and Home Federal Savings Bank of Washington, D.C. with aggregate assets of $478 million as of the dates acquired and which involved the issuance of 4,169,000 shares of the Corporation's common stock, and the August 1994 purchase accounting acquisition of BancFlorida Financial Corporation with assets of $1.6 billion at a cost of $161 million, (ii) the pending purchase accounting acquisitions of First Florida Savings Bank, FSB, Ameribanc Investors Group, and Coral Gables Fedcorp, Inc., at an aggregate estimated cost of approximately $602 million in cash and the pending purchase accounting acquisitions of American Savings Bank of Florida, FSB ("American Savings") and United Financial Corporation of South Carolina, Inc. ("United Financial") for approximately 8.9 million shares of the Corporation's common stock valued at approximately $387 million, (iii) the December 1994 purchase of a DE MINIMUS amount of loans, and the purchase of deposits from Chase Manhattan Bank of Florida, N.A. ("Chase") and Great Western Federal Savings Bank ("Great Western"), which in the aggregate amounted to $1.8 billion, at an aggregate cost of approximately $137 million, and (iv) the purchase of deposits of Jacksonville Federal Savings Association, Citizens Federal Savings Association, Cobb Federal Savings Association and Hollywood Federal Savings Association from the Resolution Trust Corporation ("RTC") in the aggregate amount of $640 million, at an aggregate cost of $68 million. Purchases of deposits from Chase, Great Western and the RTC do not constitute a sufficient continuity of operations, and moreover, additional financial data is not available to develop meaningful and reliable pro forma income statement information with respect to such purchases.
         Additionally, on April 6, 1995, the Corporation entered into an agreement to acquire Columbia First Bank, FSB ("Columbia") in which the Corporation agreed to issue its common stock equal to $60.00 for each share of Columbia common stock. This purchase accounting acquisition is expected to cost approximately $247 million. On March 29, 1995, the Corporation entered into an agreement to acquire Home Federal Savings Bank of Rome, Georgia for approximately $20 million.
         Beginning in the third quarter of 1994 and continuing through February 14, 1995, the Corporation paid $161 million to purchase 3.8 million shares of its common stock expected to be issued in connection with the American Savings acquisition. The Corporation purchased 2.5 million shares of its common stock for $111 million expected to be issued for the United Financial acquisition. The Corporation expects to purchase 5 million shares of its common stock for approximately $233 million which is expected to be issued in the Columbia acquisition. Goodwill and deposit base premium of approximately $918 million and $341 million, respectively, are currently expected to result from all completed and pending purchase transactions. Such common stock purchased by the Corporation is cancelled.
         On a pooling of interests accounting basis, income and other financial statements of the Corporation issued after consummation of such pooling of interests transactions would normally be restated retroactively to reflect the consolidated combined financial position and results of operations of the Corporation as if such transactions had taken place prior to the periods covered by such financial statements; however, because of the relative immateriality of such transactions to the Corporation on a consolidated basis, such statements, will not be retroactively restated solely as a result of consummation of those acquisitions.
     (3) In determining the pro forma adjustment amounts related to the pro forma combined condensed statements of income, a 5.74 percent and 4.08 percent cost of funds for the three months ended March 31, 1995 and the year ended December 31, 1994, respectively, a six-to-ten year straight-line life related to investment securities, a nine-year straight-line life related to loans, a 10-year straight-line life related to premises and equipment and mortgage servicing rights, a 10-year sum-of-the-years digits method related to deposit base premium, and a 25-year straight-line life related to goodwill, were used.
     (4) Certain insignificant reclassifications have been included herein to conform statement presentations. Transactions conducted in the ordinary course of business between the companies are immaterial, and accordingly, have not been eliminated.

     (5) The unaudited pro forma financial information does not include any material expenses or restructuring charges related to the acquisitions.
     (6) As indicated by the foregoing unaudited pro forma financial information and based solely on combined financial information as of March 31, 1995, upon consummation of the acquisitions, the Corporation's historical net income per common share for the three months ended March 31, 1995 and year ended December 31, 1994, would have been dilutive by
         6.4 percent and 5.3 percent, respectively. It should not necessarily be assumed, however, that the foregoing data will represent actual dilution with respect to the acquisitions.